Exhibit 8.1

September 28, 2018

Woori Bank

51, Sogong-ro, Jung-gu

Seoul 04632, Korea

Ladies and Gentlemen:

We have acted as special United States counsel to Woori Bank (“WB”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (the “Registration Statement”) relating to the registration of shares of Woori Financial Group Inc. (“WFG”) common stock, par value ~~W~~5,000 per share. The shares will be issued by WFG in connection with a “comprehensive stock transfer” under Article 360-15 of the Korean Commercial Code, whereby holders of WB’s common stock will transfer all of their WB shares to WFG, a new financial holding company, and in return will receive shares of WFG common stock (the “Transfer”). Pursuant to the Transfer, holders of WB’s American depositary shares (“ADSs”), each of which represents three shares of WB’s common stock, will receive one WFG ADS for every WB ADS they own. In addition, as part of the Transfer, WB will transfer to WFG, in exchange for shares of WFG common stock, all of the outstanding common stock of Woori FIS Co., Ltd., Woori Finance Research Institute Co., Ltd., Woori Credit Information Co., Ltd., Woori Fund Services Co., Ltd. and Woori Private Equity Asset Management Co., Ltd., all of which are wholly-owned subsidiaries of WB (together with WB, the “Stock Transfer Companies”). As a result of the Transfer, all the Stock Transfer Companies will become direct wholly-owned subsidiaries of WFG.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) the Stock Transfer Plan included as Annex I to the Registration Statement (the “Stock Transfer Plan”);

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

Woori Bank

September 28, 2018

(c) the Articles of Incorporation of WFG (draft) included as Attachment A to the Registration Statement (the “WFG Articles of Incorporation”); and

(d) the Articles of Incorporation of WB included as Exhibit 1.1 to WB’s Annual Report on Form 20-F, filed with the Commission under the Act on April 27, 2017 (the “WB Articles of Incorporation”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such records of WB and such other documents, and we have made such investigations of fact and law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. We have further assumed, without independent investigation, that:

(a) the Transfer will be consummated as described in the Background Documents, and WB has no plan or intention to waive or modify, and has not waived or modified, any of the material terms or conditions described in the Background Documents;

(b) each transferor will receive stock of WFG approximately equal to the fair market value of the stock of the Stock Transfer Company that it transferred to WFG; and

(c) there is no plan or intention on the part of WFG to redeem or otherwise reacquire any stock to be issued in the Transfer and the transferors will own at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of WFG, taking into account any issuance of additional shares of WFG stock, the exercise of any WFG stock rights, warrants, or subscriptions, a public offering of WFG stock, and the sale exchange, transfer by gift or other disposition of any of the stock of WFG to be received in the exchange by the transferors.

Based on and subject to the foregoing and the following paragraph, it is our opinion that (i) U.S. holders (as defined in the Registration Statement) will not recognize gain or loss for U.S. tax purposes when they exchange WB common stock or ADSs for WFG common stock or ADSs pursuant to the stock transfer, (ii) a U.S. holder’s tax basis in WFG common stock or ADSs received in the stock transfer will equal the U.S. holder’s tax basis in the WB common stock or ADSs exchanged, and (iii) a U.S. holder’s holding period in WFG common stock or ADSs received will include the holder’s holding period in the WB common stock or ADSs exchanged.

Woori Bank

September 28, 2018

The foregoing opinion is based on the Code and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and this opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof, potentially on a retroactive basis. We express no opinion other than as to the federal income tax laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:    /s/ Erika W. Nijenhuis

Erika W. Nijenhuis, a Partner